UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2004

DOW JONES & COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7564	13-5034940
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Liberty Street, New York, New York	10281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 416-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 14, 2004, Dow Jones & Company, Inc. (“Dow Jones”) announced it has entered into an Agreement and Plan of Merger, dated as of November 14, 2004 (the “Merger Agreement”) by and among Dow Jones, Golden Acquisition Corp., a wholly owned subsidiary of Dow Jones (“Merger Sub”), and MarketWatch, Inc. (“MarketWatch”), pursuant to which Dow Jones has agreed to acquire MarketWatch in an all cash merger valued at approximately $519.5 million or $18.00 per fully diluted common share.

Under the terms of the Merger Agreement, Merger Sub will merge with and into MarketWatch (“Merger”). MarketWatch will be the surviving corporation of the Merger and will become a wholly owned subsidiary of Dow Jones. Dow Jones will assume all outstanding options to purchase shares of common stock of MarketWatch (other than those specified in the Merger Agreement). The assumed options will become fully vested and exercisable upon closing of the Merger and will be converted, based on exchange ratios specified in the Merger Agreement, into options to purchase shares of Dow Jones Common Stock. The closing of the Merger is subject to the affirmative vote of the MarketWatch shareholders, regulatory approvals, and other customary closing conditions.

The foregoing description of the Merger and the Merger Agreement is qualified in its entirety by reference to the Merger Agreement and Dow Jones’s press release announcing the proposed Merger. The Merger Agreement and the press release are each filed as an exhibit to this report and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits

99.1	Agreement and Plan of Merger, dated as of November 14, 2004, by and among Dow Jones & Company, Inc., Golden Acquisition Corp. and MarketWatch, Inc.

99.2	Press release issued November 14, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOW JONES & COMPANY, INC.

Dated: November 15, 2004	By:	/s/ Robert Perrine
Robert Perrine Chief Accounting Officer and Controller

EXHIBIT INDEX

Exhibit No.	Description

99.1	Agreement and Plan of Merger, dated as of November 14, 2004, by and among Dow Jones & Company, Inc., Golden Acquisition Corp. and MarketWatch, Inc.

99.2	Press release issued November 14, 2004.